Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA INC. REPORTS SECOND QUARTER 2014 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – August 7, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the second quarter ended June 30, 2014 and reviewed recent corporate progress.

Key Financial Metrics:

•	Consolidated revenue of $4.9 million for the second quarter of 2014
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $2.1 million for the second quarter of 2014
•	Net income from continuing operations of $217,000 for the second quarter of 2014
•	Cash balance of $4.7 million and zero debt as of June 30, 2014

Gaming operations revenue comprised solely slot participation as the Company ceased operations of its Dreamworld Pailin casino on June 1, 2014 and, as such, all the related historical revenues and expenses have been reclassified as discontinued operations for the presented periods. On June 20, 2014, the Company entered into an agreement to sell 100% of the issued capital shares of its Cambodian subsidiary established for the purposes of owning and operating Dreamworld Pailin. Pending government approval, this transaction is expected to close in the next few months at which time the Company will recognize the anticipated gain on the disposal of the entity.

The Company’s second quarter of 2014 consolidated revenue was $4.9 million, a decrease of 5% compared to $5.2 million in the second quarter of 2013 due to a decline in gaming operations revenue partially offset by an increase in gaming products sales.

Gaming operations revenue was $4.4 million for the second quarter of 2014, down 12% from $5.0 million in the second quarter of 2013. The decline was primarily due to lower average daily net win per unit from NagaWorld partially offset by improved revenue from Dreamworld Poipet.

Average consolidated daily net win per unit was $112, a decrease of 17% compared to $135 in the second quarter of 2013. The decline was primarily due to NagaWorld, which experienced higher jackpots in the second quarter of 2014. NagaWorld average daily net win per unit was $203 for the second quarter of 2014 compared to a particularly strong $256 in the prior year period. While NagaWorld average daily net win per unit declined on a year-over-year basis, it increased from $175 in the prior sequential quarter due to improved player traffic levels as protests in Phnom Penh have been fairly well contained.

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 2

Revenue from gaming products was $524,000 in the second quarter of 2014 compared to $162,000 in the second quarter of 2013. The increase was due to higher sales volumes from existing customers compared to the prior year period when the Company experienced a shortened production period due to time spent to relocate the manufacturing facilities from Australia to Hong Kong.

Entertainment Gaming Asia reported adjusted EBITDA of $2.1 million in the second quarter of 2014 compared to $2.3 million in the prior year period.

The Company reported a net loss of $22,000, or breakeven per share, on a weighted average diluted share count of approximately 30.1 million in the second quarter of 2014. The second quarter of 2014 net loss included a net loss of $239,000 from the discontinued Dreamworld Pailin operations. Excluding this, the Company reported net income from continuing operations of $217,000, or $0.01 per share, for the second quarter of 2014. This compared to a net loss of $286,000, or $0.01 per share, on a weighted average diluted share count of approximately 30.7 million for the second quarter of 2013. The second quarter of 2013 net loss included a net loss of $378,000 from discontinued operations related to Dreamworld Pailin and the Dolphin Products Pty Limited non-gaming plastic products business sold in March 2013. Excluding these discontinued operations, the Company reported net income from continuing operations of $92,000, or breakeven per share, for the second quarter of 2013.

The increase in net income from continuing operations was primarily the result of higher gross profit from the Company’s Philippines gaming operations mainly due to an increase in fully depreciated gaming assets and lower operating expenses largely due to a benefit of approximately $448,000 related to the reversal in the second quarter of 2014 of a previously accrued one-time other tax liability related to the Philippines operations. In addition, the Company recorded slight foreign currency gains in the second quarter of 2014 compared to significant losses in the prior year period. This favorable differential of $263,000 was primarily due to the strengthening of the U.S. dollar compared to certain foreign currencies in the markets in which the Company operates in the prior year period. These factors were partially offset by lower revenue from NagaWorld.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “The decrease in gaming operations revenue for the second quarter of 2014 was largely due to the decline in revenue from NagaWorld. While player traffic levels have improved significantly from the first quarter of 2014, we experienced increased player jackpots in the second quarter, which dampened overall net win performance. The decline was partially offset by improved revenue from Dreamworld Poipet, which experienced volatility in the quarter due to the political unrest in Thailand but continued to make progress in improving the quality of its customer base. Revenue from the Philippines operations was relatively stable, with a slight improvement in average daily net win mainly due to new marketing initiatives.

“Our gaming products division experienced a gross margin loss for the quarter largely due to inefficiencies and under-absorption of fixed costs stemming, in part, from the delay of certain new automation equipment, which has now been installed. We are focused on improving production efficiencies and capacity to prepare for large order flow. With the two previously announced gaming chip and plaque orders in the Philippines for a combined total of over $4.0 million in revenue, along with normal reorders from existing customers, we believe we have an attractive pipeline for the second half of 2014.

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 3

“We are focused on improving our operating performance and on leveraging our established presence and relationships to secure new projects that will drive long-term growth for the Company. We continue to selectively seek both slot participation and casino development projects in more established markets in Indo-China and other growing gaming markets in Asia, which offer the potential for greater operational scale and returns.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, August 7, 2014, both of which are open to the general public. The conference call number is 800/734-8582 or 212/271-4657. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue-sharing basis to the gaming industry and the development and operation of gaming venues in the Indo-China region under its “Dreamworld”.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects and expectations for the Company’s gaming chips and plaques operations. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and implement successful marketing and promotional strategies at the Company’s gaming projects and identify and successfully develop additional projects, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques, adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands, except per share data)	2014	2013	2014	2013
Revenues:
Gaming operations	$4,420	$5,034	$8,303	$9,432
Gaming products	524	162	1,335	1,589
Total revenues	4,944	5,196	9,638	11,021

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	908	1,153	1,789	2,185
Casino contract amortization	612	617	1,222	1,238
Other gaming related intangibles amortization	63	63	126	126
Other operating costs	895	869	1,740	1,670
Cost of gaming products	925	546	2,413	2,041
Selling, general and administrative expenses	1,098	1,328	2,579	2,823
Stock-based compensation expenses	69	198	141	445
Gain on disposition	(8)	—	(8)	—
Impairment of assets	19	—	19	—
Product development expenses	101	35	156	155
Depreciation and amortization	50	47	99	75
Total operating costs and expenses	4,732	4,856	10,276	10,758
Income/(loss) from operations	212	340	(638)	263

Other income/(expenses):
Interest expense and finance fees	—	(1)	(2)	(5)
Interest income	—	—	—	4
Foreign currency gains/(losses)	16	(247)	1	(172)
Other	4	7	12	10
Total other income/(expenses)	20	(241)	11	(163)

Income/(loss) from continuing operations before income tax	232	99	(627)	100

Income tax expenses	(15)	(7)	(30)	(48)

Net income/(loss) from continuing operations	217	92	(657)	52
Net loss from discontinued operations, net of tax	(239)	(378)	(395)	(2,846)

Net loss	$(22)	$(286)	$(1,052)	$(2,794)

Basic and diluted earnings per share:
Loss	$—	$(0.01)	$(0.03)	$(0.09)
Earnings/(loss) from continuing operations	$0.01	$—	$(0.02)	$—
Loss from discontinued operations, net of tax	$(0.01)	$(0.01)	$(0.01)	$(0.09)

Weighted average common shares outstanding
Basic	30,013	29,975	30,016	29,975
Diluted	30,148	30,713	30,016	30,712

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,664	$5,301
Accounts receivable, net	906	922
Amount due from a related party	—	108
Other receivables	103	453
Inventories	3,057	1,663
Assets held for sale	273	—
Prepaid expenses and other current assets	723	443
Total current assets	9,726	8,890

Gaming equipment, net	6,872	8,171
Casino contracts	4,218	5,429
Property and equipment, net	9,068	7,857
Goodwill	358	353
Intangible assets, net	755	899
Contract amendment fees	180	234
Prepaids, deposits and other assets	1,849	1,797
Total assets	$33,026	$33,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$637	$840
Amount due to a related party	20	19
Accrued expenses	1,431	2,366
Customer deposits and other current liabilities	1,863	457
Total current liabilities	3,951	3,682

Other liabilities	721	742
Deferred tax liability	199	199
Total liabilities	4,871	4,623

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,102,162 and 30,024,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	33,298	33,156
Accumulated other comprehensive income	800	742
Accumulated losses	(5,974)	(4,922)
Total EGT stockholders’ equity	28,154	29,006
Non-controlling interest	1	1
Total stockholders’ equity	28,155	29,007
Total liabilities and stockholders’ equity	$33,026	$33,630

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 6

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands)	2014	2013	2014	2013
Net income/(loss) from continuing operations – GAAP	$217	$92	$(657)	$52
Interest expense	—	1	2	5
Interest income	—	—	—	(4)
Income tax expenses	15	7	30	48
Depreciation and amortization	1,824	1,954	3,570	3,744
Stock-based compensation expenses	69	198	141	445
Impairment of assets	19	—	19	—
Gain on disposition	(8)	—	(8)	—
Adjusted EBITDA from continuing operations	$2,136	$2,252	$3,097	$4,290

Adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q2 2014 Results, 8/7/2014	page 7

Gaming Operations
Net Revenue to EGT (in thousands)	Q2:14	Q2:13	Y/Y ∆
Cambodia	$3,350	$3,975	-16%
Philippines	$787	$803	-2%
Service revenue (1)	$283	$256	11%
Consolidated	$4,420	$5,034	-12%

Average Daily Net Win per Unit (2)	Q2:14	Q2:13	Y/Y ∆
Cambodia	$130	$169	-23%
Philippines	$76	$74	3%
Consolidated	$112	$135	-17%

EGM Seats in Operation	6/30/14	6/30/13	Y/Y ∆
Cambodia	1,126	1,062	6%
Philippines	568	570	—
Consolidated	1,694	1,632	4%

(1) Service revenue represents a reimbursement of certain casino expenses, which for accounting purposes, is included in the revenue and grossed up in the costs of sales.

(2) Excludes electronic gaming machine (EGM) seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. No EGM seats were excluded from the net win calculation for the second quarter of 2014. During the second quarter of 2013, one venue in Cambodia operated during a soft open. Had these seats been included in the net win calculation, Cambodia and consolidated net win for this period would have been $157 and $129, respectively.

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